Exhibit (a)(5)(A)

For Immediate Release

Summer Infant, Inc. Announces Tender Offer For Warrants

Woonsocket, RI, October 9, 2007 – Summer Infant, Inc. (“Company”) (Nasdaq: SUMR, SUMRU, SUMRW), today announced that it has commenced a tender offer for any or all of its outstanding warrants (Nasdaq: SUMRW) with an exercise price of $5.00, at a price, net to seller in cash, of $1.00 per warrant, upon the terms and conditions set forth in the Offer to Purchase and the related Letter of Transmittal, both dated today. The Company currently has 18,400,000 redeemable common stock purchase warrants outstanding, assuming separation of its remaining outstanding units. The tender offer commenced today, Tuesday, October 9, 2007, and is scheduled to expire at 5:00 p.m., Eastern Time, on November 5, 2007, unless the Company elects to extend the offer. The tender offer is not conditioned on any minimum number of warrants being tendered, however, the tender offer is subject to customary conditions. The necessary filings with the Securities and Exchange Commission are being made today, and the offer documents are being mailed to Summer warrant holders. Morrow & Co., Inc. has been engaged by the Company to act as Information Agent and Continental Stock Transfer & Trust Company has been engaged as the Depositary for the tender offer.

Summer Infant is making the tender offer to eliminate the potential dilutive effect that would occur if the warrants are exercised by the holders thereof on or before April 29, 2009. Mr. Jason Macari, CEO of Summer Infant, Inc. stated, “This warrant tender is a positive step in deploying our capital efficiently to eliminate the overhang of warrants in the marketplace and maximize long term shareholder value. We recently increased our credit facility to $22 million, which gives us the necessary capital to execute the tender offer and to fund our continued growth.”

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made solely through the Offer to Purchase and the related Letter of Transmittal, which are being mailed to holders of Summer warrants. The tender offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Warrants in any jurisdiction in which the making of the tender offer or the acceptance thereof would not be in compliance with the securities, blue sky, or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky, or other laws require the offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on behalf of Summer by one or more registered brokers or dealers licensed under the laws of such jurisdiction. Copies of the Offer to Purchase and related Letter of Transmittal, and all other tender offer documents filed with the SEC, will be available at no charge on the SEC’s website at www.sec.gov. Copies of such documents may also be obtained for free by contacting Morrow & Co., Inc. at (800) 607-0088.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years), which are sold principally to large U.S. retailers. The Company currently sells proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, infant thermometers and related health and safety products, booster and potty seats, soft goods, bouncers, strollers, highchairs and swings.

Forward Looking Statements

This press release includes forward-looking statements about the Company made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include, but are not limited to, statements regarding the effect of the tender offer on the Company’s capital structure and long-term shareholder value and the effect of the Company’s increased credit facility on future growth of the Company. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, but are not limited to, the success of the tender offer, the Company’s ability to execute its strategy for future growth, and other risks as identified from time to time in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, Definitive Proxy filed February 13, 2007, and subsequent filings with the Securities and Exchange Commission.

Contact:

Joe Driscoll

Chief Financial Officer

Summer Infant, Inc.

(401) 671-6922

or

Devlin Lander

Integrated Corporate Relations

(415) 292-6855